EXIBIT 99.1

StemCells, Inc. (Ticker: STEM, Exchange: NASDAQ)
News Release—April 6, 2004

STEMCELLS ANNOUNCES FOURTH QUARTER AND
YEAR END 2003 FINANCIAL RESULTS

PALO ALTO, Calif., April 6, 2004 – StemCells, Inc. (NASDAQ: STEM) today reported its financial results for the fourth quarter and the year ended December 31, 2003.

The Company reported a loss of $4,740,000, or $0.13 per share, for the fourth quarter ended December 31, 2003, compared to a loss of $3,051,000, or $0.11 per share, for the fourth quarter of 2002, all before dividends and deemed dividends. For the fiscal year ended December 31, 2003, the Company reported a loss of $12,291,000, or $0.38 per share, as compared to a loss of $11,644,000, or $0.46 per share, for the 2002 fiscal year, also before dividends and deemed dividends. The net loss after dividends and deemed dividends for the fiscal year 2003 is $14,425,000, or $0.45 per share, applicable to common shareholders as compared to a net loss of $13,276,000, or $0.53 per share, for the fiscal year 2002. Total revenue for 2003 was $273,000, compared with $415,000 in 2002. Revenue for 2003 and 2002 was primarily from grants and licensing agreements. Cash and cash equivalents were $13,082,000 at the end of 2003, compared with $4,236,000 at the end of 2002.

The increase in net loss from 2002 to 2003 was primarily attributable to the revision of a reserve for expenses related to the lease of the Company’s former corporate headquarters in Rhode Island, offset by a decrease in operating expenses resulting from a cost reduction program initiated in the last quarter of 2002, the benefits of which flowed through into 2003. The revision is reflected in the amended annual reports (Form 10-K/A) filed for the years ended December 31, 2001 and 2002, and our annual report on Form 10-K for the year ended December 31, 2003. The afore mentioned reports were filed simultaneously on April 6, 2004.

Because StemCells retained a new accounting firm to audit its financial statements and because of the new requirements under the Sarbanes-Oxley Act applicable to the Company, the Company required extra time to complete and file its annual report for 2003. Accordingly, on March 31, the Company filed a Form 12b-25 with the SEC notifying the Commission of its request for an extension of the filing date. Form 10-K has been filed within the 15-day time period permitted by the Commission’s rules.

Martin McGlynn, President and CEO of StemCells, commented, “We are proud of our many accomplishments in 2003. On the R&D front, the company made great advances in the development of our stem cell technology to treat diseases of the Central Nervous System (CNS), liver and pancreas. Specifically, we reported data in three distinct animal models showing that our human neural stem cells 1) protect neurons from dying in a mouse model of neurodegenerative disease, 2) restore motor function in a mouse model of spinal cord injury, and 3) remyelinate nerve axons to restore function in injuries to the spinal cord and certain diseases, such as multiple sclerosis. The importance of our findings were further confirmed with the receipt of a Small Business Innovation Research (SBIR) grant from the National Institute of Neurological Disorders and Stroke (NINDS) to continue our research efforts in spinal cord injury with our collaborator Dr. Aileen Anderson, at the Reeve-Irvine Center at the University of California, Irvine.”

Mr. McGlynn continued, “StemCells also publicly announced that we are targeting the filing of an IND with the FDA in the first quarter of 2005 for the treatment of Batten Disease, a neurodegenerative lysosomal storage disorder. Batten’s is a genetic disease that is always fatal to afflicted infants and children. The company held a Pre-IND meeting with the FDA in June 2003. We are currently on track with our projected goal and are working diligently to complete the necessary preclinical studies to fulfill the FDA’s requirements for this filing. A large part of our efforts in 2004 will be focused on this endeavor.”

“On the financial front, we made significant strides to strengthen and simplify our capital structure. All our convertible preferred shares were converted into common shares, thereby improving our stockholders’ equity on the balance sheet and in addition, eliminating any further cumulative dividend payments on the preferred shares. Despite the difficulties in the financial markets, we were also able to bring in $17.6 million in new financing from quality private investors. This accomplishment along with increased operational efficiencies is readily reflected in the increase in our cash position to $13.1 million at the end of 2003 versus $4.2 million at the end of 2002. Our new accounting firm has nonetheless included a going concern qualification in its audit opinion contained in the 2003 annual report. While we believe that our financial resources are sufficient to support our operations through the end of 2004, we will continue to work with our financial advisors to attract the additional capital we need to support our future activities, including an emphasis in 2004 on our goal to become, by 2005, the first company to transplant neural stem cells into humans.”

About StemCells Inc.

StemCells, Inc is a biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver, and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. Further information about the Company is available on its web site at www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (“the Company”). The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company’s ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the fact that the Company’s stem cell technology is at the pre-clinical stage and has not yet led to the development of any proposed product; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company’s obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in Exhibit 99 to the Company’s Annual Report on Form 10-K entitled “Cautionary Factors Relevant to Forward-Looking Statements.”

Corporate Contact:	Media / Investor Relations Contact:
StemCells, Inc.	The Investor Relations Group
Martin McGlynn, President & CEO	Janet Vasquez / Jane Lin
650-475-3100, ext 108	212-825-3210

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StemCells, Inc.
Condensed Consolidated Statement of Operations

(in thousands, except share and per
share amounts)
	Year ended
	December 31,
	2003	2002
		(RESTATED)
Revenue from grants and Licensing agreements	$273	$415
Operating Expenses
Research and development	6,144	7,382
General & administrative	3,390	3,358
Wind-down related to former corporate headquarters	2,885	1,164

Total operating expenses	12,419	11,904
Loss from operations	(12,146)	(11,489)
Other income (expense)	(145)	(155)

Net loss	(12,291)	(11,644)
Dividend to preferred shareholders	68	352
Deemed dividend	2,066	1,280

Net loss applicable to common shareholders	($14,425)	($13,276)
Net loss per share applicable to common shareholders; basic and diluted	($0.45)	($0.53)
Weighted average shares – basic and diluted	32,080,233	25,096,252

StemCells Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2003	2002
		(RESTATED)
(in thousands)		(a)
Assets
Current assets:
Cash & cash equivalents	$13,082	$4,237
Other current assets	325	167

Total current assets	13,407	4,404
Property, plant & equipment, net	3,611	4,338
Other assets, net	2,768	2,587

Total assets	$19,786	$11,329
Liabilities and stockholders equity
Current liabilities	$2,522	$1,774
Non-current liabilities	6,300	4,962
Convertible preferred stock		2,660
Stockholders’ equity	10,964	1,933

Total liabilities, redeemable preferred stock and stockholders’ equity	$19,786	$11,329

(a) Derived from audited financial statements included in StemCells’ annual report on form 10-K/A filed with the SEC.